Exhibit 10.1

PORT OF DUBUQUE PUBLIC PARKING FACILITY

DEVELOPMENT AGREEMENT

BETWEEN

THE CITY OF DUBUQUE, IOWA

AND

DIAMOND JO, LLC

This Development Agreement (the Agreement) is made as of this 5th day of February, 2007 by and between the City of Dubuque, a municipal corporation of the State of Iowa (City), and Diamond Jo, LLC (f/k/a DJ Gaming Company, LLC), a Delaware limited liability company (DJDJ).

WHEREAS, DJ intends to develop a new casino in the Port of Dubuque of the City of Dubuque, Iowa, (the DJ Development) on real estate legally described on attached Exhibit A (the DJ Real Estate); and

WHEREAS, In conjunction with the DJ Development, the parties believe that it is in both of their interests that City design, develop, finance and construct a public multi-level public parking facility to be owned and operated by City on real estate owned by City located adjacent to the DJ real Estate and legally described on attached Exhibit B (the Public Parking Facility Real Estate) and as conceptually described on attached Exhibit C (the Public Parking Facility).

NOW, THEREFORE, In return for good and valuable consideration of the matters set forth in the above and foregoing recitals it is hereby agreed as follows:

SECTION 1. DJ OBLIGATIONS.

1.1. DJ Development. DJ hereby agrees to construct on the DJ Real Estate a casino development of not less than one hundred forty thousand (140,000) square feet of floor space along with necessary site work at a cost of approximately $45,000,000.00.

(1)  DJ agrees that the design of the DJ Development shall be subject to the prior written approval of sightlines by Port of Dubuque Adams, L.L.C.

(2)  DJ hereby agrees that construction of DJ Development shall be commenced by no later than six months following the final approval of the design by the City Manager after review by the Design Review Committee and shall be substantially completed no later than eighteen months from the commencement of construction.

(3)  The time frames for the performance of this obligation shall be suspended due to unavoidable delays meaning delays, outside the control of DJ, which are the direct result of strikes, other labor troubles, unusual shortages of materials or labor, unusually severe or prolonged bad weather, acts of God, fire or other casualty to the DJ Development, litigation commenced by third parties which, by injunction or other similar judicial action or by the exercise of reasonable discretion directly results in delays, or acts of any federal, state or local government which directly result in extraordinary delays. The time for performance of such obligations shall be extended only for the period of such delay.

1.2. DJ Financial Commitment. In consideration of the benefits to DJ provided in the Agreement, DJ agrees to pay into an escrow account (the “Escrow Account”) administered by the City as provided in the Escrow Agreement, Exhibit M, the sum of $6.35 million (the “Initial Advance”), provided that DJ shall be allowed, at its sole discretion, to increase the amount of the initial advance and receive a corresponding reduction in the minimum assessment provided under Section 1.4 so that the aggregate amount of the initial Advance and the Bond proceeds under

Section 2.3 remains unchanged.

(1)  The Initial Advance shall be applied by City toward the cost of designing and constructing the Public Parking Facility. DJ shall pay such Initial Advance as costs and expenses are incurred by City within thirty (30) days of receipt of a statement and accompanying documentation therefore from City as such costs and expenses are incurred by City during the design of the Public Parking Facility.

(2)  If not sooner paid, the balance of the Initial Advance shall be paid by DJ to City prior to and as a condition of the award by City of the construction contract for the Public Parking Facility.

(3)  In the event the Public Parking Facility is not completed, for any reason other than due to DJ’s material breach of this Agreement, in accordance in all material respects with the design plans or budget as provided in this Agreement, City shall be obligated to reimburse DJ for the portion of the Initial Advance DJ paid by it pursuant to this Agreement. Such reimbursement shall be payable by City over time from amounts City receives from the State of Iowa for City’s one-half percent (1/2%) share of the adjusted gross receipts paid by DJ under Iowa Code Section 99F.11 and from no other source of the City funds.

(4)  It is agreed that this Agreement satisfied DJ’s and City’s obligations under Section 32 of the Lease Agreement between City and DJ.

(5)  The parties agree that all contracts entered into by the City for the design and construction of the Public Parking Facility shall be for a fixes price or a guaranteed maximum price (GMP), so as to allow for the establishment of a maximum total cost for the design and construction of the Public Parking Facility.

(a)  Any change orders or modifications to such contracts that will result in the fixed price or the GMP, together with all previous change orders or modifications, exceeding 110% of the fixed price or the GMP, shall require the written consent of both City and DJ.

(b)  DJ agrees that in the event it so consents to such a change order or other modification to a contract that will result in the fixed price or the GMP, together with all previous change orders or modifications, exceeding 110% of the fixed price or the GMP, it shall pay to City within thirty (30) days of receipt of a statement from City the amount by which such costs exceed 110% of the fixed price or the GMP.

(c)  If the amount by which such costs exceed the sum of the Initial Advance and the proceeds of the Bonds described in Section 2.3 are determined prior to the award by City of a contract for the construction of the Public Parking Facility and DJ does not terminate this Agreement as provided in Section 3.1, DJ shall pay such amount, together with a contingency amount of ten per cent (10%) of the amount of the construction contract, to City prior to the award by City of the construction contract.

(d)  Upon acceptance of the Public Parking Facility by the City Council and after payment by City of all costs for the design and construction of the Public Parking Facility, City shall refund to DJ any balance of the contingency amount remaining, If any, and all interest earned on the Initial Advance remaining in the Escrow Account.

1.3. Operating Costs of Public Parking Facility. Following the opening of the Public Parking Facility and continuing for the life of the Public Parking Facility, DJ agrees to pay the reasonable and necessary actual operating costs incurred by City for the operation, security, repair and maintenance of the Public Parking Facility. Such operating costs shall include those listed on attached Exhibit K.

(1)  Any costs that exceed $1,100 during the first year of operation of the Public Parking Facility (after the first year of Operation of the Public Parking Facility, the previous year in the Consumer Price Index for all items for All Urban Consumers U.S. City Average, published by the U.S. Development of Labor, Bureau of Labor Statistics) and that have a useful life of 3 years or more shall be considered capital items and paid for pursuant to Section 1.5 below.

(2)  DJ shall reimburse City for such costs within thirty (30) days receipt f a statement therefore from City providing reasonable documentation to support such amount.

(3)  Following the opening of the Public Parking Facility, City will contract with DJ at a total cost of $1.00 per year, for the maintenance and security requirements of the Public Parking Facility pursuant to the Maintenance Services Agreement attached hereto as Exhibit J. Notwithstanding any provision in the Agreement to the contrary, DJ agrees that City may in its sole discretion, with or without cause, terminate the Agreement and provide such reasonable and customary services with its own staff or contract with a third party for such services, all costs for which DJ shall reimburse City as provided in this Agreement. If City terminates the Agreement, City shall purchase from DJ any equipment at its depreciated value purchased by DJ for its maintenance and security requirements under the Agreement.

(4)        Failure of DJ to make any payment required by this Section shall constitute an Event of Default under Section 3.3 of this Agreement.

1.4. Minimum Assessment.  The parties shall execute the Minimum Assessment Agreement attached hereto as Exhibit D.  DJ shall provide City with a guaranty in the form of Exhibit F for DJ’s obligation to pay real estate taxes on the DJ Development.

1.5. Sinking Fund.  DJ agrees to pay to City each year during the life of the Public Parking Facility, commencing on the date of the opening of the Public Parking Facility, and on anniversary of such date each year thereafter, an amount equal to $80 per parking space in the Public Parking Facility adjusted annually by the increase, if any, from the previous year in the Consumer Price Index for all items for All Urban Consumers—U.S. City Average, published by the U.S. Department of Labor, Bureau of Labor Statistics.

(1)        Such amount shall be separately accounted for by City and shall be drawn upon by City from time to time to be used solely to satisfy the capital maintenance requirements of the Public Parking Facility determined necessary by City in its sole discretion.

(2)        For the purposes of this Agreement, “capital maintenance” shall mean any expenditure, or related series of expenditures, in excess of $1,100 during the first year of operation of the Public Parking Facility (after the first year of operation of the Public Parking Facility, the amount of such costs shall be adjusted annually by the increase, if any, from the previous year in the Consumer Price Index for all items for All Urban Consumers-U.S. City Average, published by the U.S. Department of Labor, Bureau of Labor Statistics) and that has a useful life of three years or more.

(3)        Failure of DJ to make any payment required by this Section shall constitute an Event of Default under Section 3.3 of this Agreement.

1.6. Rental and Compensation for Parking Privileges.  DJ agrees to pay to City the rental and compensation for parking privileges as provided in Par. 2 of the Lease Agreement Between the City of Dubuque, Iowa and DJ Gaming Company, LLC, Exhibit G attached hereto, for the Term of the Lease Agreement and thereafter for so long as Lots 1 and 2 described therein may remain available to DJ at City’s sole discretion on the same basis as provided in the Lease Agreement. Failure of DJ to make any payment required by this Section constitutes a default of this Agreement and in addition to any other remedy, City shall upon such default have the right to impose such fees as City determines in its sole discretion for use of the Public Parking Facility.

1.7. DJ acknowledges that City has the right in its sole discretion to install parking meters on the streets in the Port of Dubuque.

1.8. Real Estate Taxes.  DJ shall pay or cause to be paid during the Term of this Agreement, when due, all real property taxes and assessments payable with respect to all and any parts of the DJ Development. Failure of DJ to make any payment required by this Section shall constitute an Event of Default under Section 3.3 of this Agreement.

SECTION 2. CITY OBLIGATIONS.

2.1. Design and Construction of the Public Parking Facility. Subject to the conditions set forth in this Agreement, City agrees to design and construct the Public Parking Facility at a cost estimated to be approximately $23,043,800.00 on the Public Parking Facility Real Estate.

(1)  The footprint of the Public Parking Facility shall be consistent with the concept shown on Exhibit I, and in harmony with DJ Development and the Port of Dubuque Adams Development, L.L.C., and the Durrant Group, L.L.C. Development in appearance and function.

(2)  City shall retain either YWS Architects or The Durrant Group, Inc., based on whichever architect comes in with the lower bid, to design the Public Parking Facility on terms acceptable to City in its sole discretion (the “Project Architect”).

(3)  City shall hold weekly progress meetings with the Project Architect,DJ and its representatives during the design and construction of the Public Parking Facility. City agrees to allow DJ to provide input and comments on  the design of the Public Parking Facility, including but not limited to providing DJ timely copies of all design documents and correspondence regarding design and providing timely notice to DJ of any meetings regarding the design of the Public Parking Facility and allowing DJ to attend such meetings.

(4)  In the event City falls to retain the Project Architect by March 1, 2007, DJ may at its option terminate this Agreement by written notice to City. Termination of this Agreement shall be DJ’s sole remedy for failure  of City to retain the Project Architect. DJ shall not be entitled to reimbursement of any costs or damages incurred by DJ in connection with this Agreement.

(5)  City shall retain as a cost of the design of the Public Parking Facility an architecture firm to provide such design review as City determines necessary of the Project Architect’s design.

2.2. Use of Parking Lot by DJ. City agrees that for so long as DJ is not in default (as defined under Section 3.3 below), and subject to City’s right to limit access to the Public Parking Facility during emergencies, severe weather  conditions, maintenance or other similar circumstances, the Public Parking Facility shall remain open 24 hours per day, 7 days per week to the general public, including but not limited to DJ’s patrons (but excluding DJ’s employees who DJ agrees to prohibit from parking in the Public Parking Facility), In each case free of charge and without any unreasonable restrictions, but subject to the terms of the Development Agreement between City, Port of Dubuque Adams Development, L.L.C., and The Durrant Group, L.L.C., and the Development Agreement between City and The McGraw-Hill Companies.

City agrees no future development project in the Port of Dubuque over which City has control or is able to exercise influence shall be approved by City unless such development project contemplates and provides for parking sufficient to accommodate the reasonable parking needs of such development for the foreseeable future as determined by City in its sole discretion. It is acknowledged by DJ that the Public Parking Facility is intended to be utilized for the shared parking needs of the Port of Dubuque, including but not limited to the development contemplated by Port of Dubuque Adams, L.L.C. and The Durrant Group, L.L.C., as described in Exhibit E, the DJ Development, Dubuque County Historical Society projects, and McGraw-Hill for employee parking as provided in Par. 12 of the Development Agreement Between the City of Dubuque and the McGraw-Hill Companies, Inc., Exhibit L attached hereto.

2.3. City Financing Obligations. City agrees, subject to the conditions set forth in Section 2.4 below, to issue tax increment financing bonds (the Bonds) for the remaining costs associated with the design and construction of the Public Parking Facility in such amount as to allow for the Bonds to be paid off over a period of thirty (30) years utilizing the Incremental Property Tax Revenues (as defined below), in whole, or in part should the Incremental Property Tax Revenues exceed the Bond payment obligations from the DJ Development and assuming a minimum assessment amount as provided in Exhibit D.

(1)  Interest and principal shall be paid from Incremental Property Tax Revenues generated by the DJ Development, as provided in Exhibit D.

(2)  DJ recognizes and agrees that Incremental Property Tax Revenues are solely and only the incremental taxes collected by City in respect to the DJ Development, which does not include property taxes collected for the payment of bonds and interest of each taxing district, and taxes for the regular and voter-approved physical plant and equipment levy, and any other portion required to be excluded by Iowa law. Accordingly, the parties  understand that due to the amounts that are legally required to be excluded from the Incremental Property Tax Revenues, such incremental taxes will not include all amounts paid by DJ as regular property taxes.

(3)  DJ acknowledges and agrees that it shall identify for City a purchaser or the Bonds (the Purchaser) and City agrees to negotiate in good faith with the Purchaser with respect to the terms of the Bonds. Except as specifically set forth herein, DJ further acknowledges and agrees that the Bonds shall be sold on such terms and conditions, bear such interest rates,  have such reserve funding requirements, mature at such times and in such  amounts as City, in its sole but reasonable, good faith discretion, shall determine to be acceptable to it and the Purchaser and shall be payable from and secured solely and only by a pledge of the Incremental Property Tax Revenues to be collected by City in respect of the DJ Development during a period not to exceed thirty (30) years.

(4)  Proceeds of the Bonds shall be applied only to the payment of capitalized interest thereon (if necessary), debt service reserve funding, costs of Issuance and the payment of the costs of the design and  construction of the Public Parking Facility.

(5)  City shall have no obligation to fund the costs of the design and construction of the Public Parking Facility to be paid hereunder from any source other than the proceeds of the Bonds.

(6)  City’s obligation to issue the Bonds and undertake its obligations hereunder shall be subject in all respects to unavoidable delays, the provisions of this Section and Section 2.4, and the satisfaction of all conditions required (in the reasonable judgment of bond counsel for City) by Chapter 403 of the Code of Iowa, as amended, with respect to the issuance of the Bonds.

2.4. Limitations on Financial Undertakings of City. Notwithstanding any other provisions of this Agreement, City shall have no obligation to DJ under this Agreement to issue the Bonds or to fund the design or construction of the Public Parking Facility, if any of the following conditions exist as of June 30, 2007:

(1)  City is unable to complete the sale of the Bonds on such terms and conditions as it shall deem necessary or desirable in its sole discretion; or

(2)  City is entitled (or, with the passage of time or giving of notice, or both, would be entitled) under this Agreement to exercise any remedies set forth therein as a result of any Event of Default;

(3)  DJ falls to sign the Minimum Assessment Agreement and provide City with the guaranty required by Section 1.4; or

(4)  There has been, or there occurs, a material adverse change in the financial condition of DJ, which change(s) make it substantially more likely, in the reasonable judgment of City, that DJ will be unable to fulfill its covenants and obligations under this Agreement.

2.5. Use of Tax Increments. DJ recognizes that City intends to utilize the Incremental Property Tax Revenues collected each year in respect of the DJ Development to pay debt service on the Bonds. Notwithstanding the foregoing, City shall be free to use any excess Incremental Property Tax Revenues not required for the satisfaction of the principal and interest payments on the Bond collected each year in respect of the DJ Development for any purpose for which the Incremental Property Tax Revenues may lawfully be used pursuant to the provisions of the Urban Renewal Act, and City shall have no obligation to DJ with respect to use thereof.

2.6. Limitation on City Funding. DJ acknowledges and agrees that it is the intent of the parties that City shall not incur any costs related in any way to the design, construction, or operation of the Public Parking Facility which are not paid for or reimbursed by DJ or financed with the Bonds. Anything in this Agreement to the contrary notwithstanding, DJ’s obligation to pay costs and expenses in the event this Agreement is terminated prior to the award of a construction contract and the Public Parking Facility is not completed, shall be limited to the amount of City’s contract with the Project Architect and City’s contract with a review architect as provided in Par.2.1.

SECTION 3. GENERAL TERMS AND CONDITIONS.

3.1. Conditions Precedent. If any of the following conditions has not occurred prior to the later of June 30, 2007, or the date set by the City Council for the award of a construction contract for the Public Parking Facility, but in no event later than December 31, 2007, either party may terminate this Agreement upon written notice to the other party. DJ’s termination of this Agreement shall be its sole remedy. DJ shall not be entitled to reimbursement of any costs or damages incurred by DJ in connection with this Agreement. In the even DJ elects to terminate this Agreement, DJ shall reimburse City for all reasonable out-of-pocket costs incurred by City in connection with this Agreement and DJ shall reimburse City for all such costs within thirty days of receipt by DJ of City’s statement of such costs, including appropriate documentation thereof.

(1)  City shall have obtained all required design approvals from the Design Review Committee for the Public Parking Facility and DJ shall have consented to such design, which consent shall not be unreasonably withheld.

(2)  DJ and the City shall have received all necessary approvals from any governmental agency, utility, lender, security holder or other party whose approval is required for the undertakings and obligations under this Agreement, specifically including, but no limited to approval of this Agreement by the Iowa Racing and Gaming Commission and a firm commitment from the Purchaser regarding its purchase of the Bonds on terms satisfactory to City and DJ.

(3)  City shall have received and DJ shall have approved, bids pursuant to which it can be determined that the Public Parking Facility can be designed and constructed for an amount equal to or less than the sum of the amounts to be provided by DJ under Section 1.2 and financed by City under Section 2.3. Additionally, all such costs of design and construction shall be supported by Agreements with the contractors and other vendors that include a fixed price or have a guaranteed maximum price (GMP) that permits the Public Parking Facility to be constructed within the budget provided for herein, taking into consideration a 10% contingency for the costs of construction of the Public Parking Facility. The parties acknowledge that such fixed price or GMP shall be subject to change modifications or orders approved by City, provided that any change orders or modifications to such contract that will result in the fixed price or the GMP, together with all previous change orders or modifications, exceeding 110% of the fixed price or the GMP, shall require the written consent of both City and DJ.

(4)  City and DJ shall have agreed upon the construction cost and timing of the construction of the Public Parking Facility.

(5)  DJ shall have signed the Minimum Assessment Agreement and provided City with a guaranty in a form acceptable to City for DJ’s obligation to pay real estate taxes on the DJ Development.

(6)  Both parties are obligated to pursue all required as expeditiously as possible and to negotiate in good faith to complete the execution of the agreements identified and required as conditions precedent to the other obligations set forth herein.

3.2. Cooperation by the Parties. City and DJ to cooperate in good faith in connection with the performance of all the activities contemplated herein and to use all commercially reasonable efforts and diligence to promptly respond and perform the obligations provided for directly or indirectly by this agreement. The parties agree and understand that it is their intent that the timing of the design and construction of the Public Parking Facility will be such that the completion and opening of the Public Parking Facility will coincide with the completion and opening of the DJ Development. The parties agree to use all reasonable effort and resources to assure that construction of the Public Parking Facility commences on or before August 1, 2007 and that the Public Parking Facility be completed and ready for use on or before, the later August 1, 2008 or the opening of the DJ Development. In the event the Public Parking Facility is not substantially completed and ready for use on such date, and delay is due to a breach by the City of its obligations under this Agreement, the City shall pay to DJ an amount equal to $100 per day that the Public Parking Facility remains incomplete and unopened as liquidated damages for its breach of this Agreement. Additionally, the parties agree that the construction contract(s) shall include a liquidation damages provision that provides for the contractor to pay DJ the amount of $1,000 for each day the Public Parking Facility remains unfinished after the later of August 1, 2008 or the opening of the DJ Development.

3.3. Events of Default Defined. The following shall be Events of Default under this Agreement and the term Event of Default shall mean, whenever it is used in this Agreement, any one or more of the following events:

(1)  Failure by DJ to pay or cause to be paid, before delinquency, all real property taxes assessed with respect to the DJ Development.

(2)  Failure by DJ to cause the construction of the DJ Development to be commenced and completed pursuant to the terms, conditions and limitations of this Agreement.

(3)  Failure by DJ to substantially observe or perform any other material covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement.

(4)  Any default provided for under Sections 1.3, 1.5, and 1.6 above.

3.4. Remedies on Default by DJ. Whenever any Event of Default referred to in Section 3.3 of this Agreement occurs and is continuing, City, as specified below, may take any one or more of the following actions after the giving of written notice by City to DJ of the Event of Default, but only if the Event of Default has not been cured within sixty (60) days following such notice, or if the Event of Default cannot be cured within sixty (60) days and DJ does not provide assurances to City that the Event of Default will be cured as soon as reasonably possible thereafter:

(1)  City may suspend its performance under this Agreement until receives assurances from DJ deemed adequate by City, that DJ will cure its default and continue its performance under this Agreement;

(2)  Until June 30, 2007, City may cancel and rescind this Agreement;

(3)  City shall be entitled to recover from DJ the sum of all amounts expended by City in connection with this Agreement, and City may take any action, including any legal action it deems necessary, to recover such amounts from DJ;

(4)  City may take any action, including legal, equitable or administrative action, which may appear necessary or desirable to collect any payment due under this Agreement or to enforce performance and observance of any obligation, agreement, or covenant under this Agreement;

(5)  City shall have the right to impose such fees as City determines in its sole discretion for use of the Public Parking Facility.

3.5. No Remedy Exclusive. No remedy herein conferred upon or reserved to City is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

3.6. No Implied Waiver. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.

3.7. Additional Agreements. From time to time hereafter without further consideration, the parties agree to execute and deliver, or cause to be executed and delivered, such further agreements and instruments, and shall take such other actions, as any party may reasonably request in order to more effectively memorialize, confirm and effectuate the intentions, undertakings and obligations contemplated by this Agreement.

3.8. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had signed the same document. All such counterparts shall constitute one instrument.

3.9. Term. This Agreement shall continue in effect during the life of the Public Parking Facility.

3.10. Additional Provisions.

(1)  It is hereby agreed and acknowledged that failure or performance of breach of agreement by any party hereto could result in irreparable harm to another party hereto. An action in equity and the relief of specific performance is therefore reserved to all parties hereto.

(2)  All exhibits attached to this Agreement are incorporated herein and made a part hereof by this reference.

(3)  Whenever the singular number is used in this Agreement, the same shall include the plural where appropriate and words of any gender shall include any other gender where appropriate.

(4)  All notices, demands, requests, or other communications required or permitted by this Agreement shall be in writing and shall be deemed to be received when actually received by any person at the intended address if personally served or sent by courier or telex, or whether actually received or not, twenty-four (24) hours after the date and time of delivery to a nationally-recognized courier, address as follows:

To the City:	City Manager
City Hall
50 W. 13(th) Street
Dubuque, IA 52001

Copies to:	City Attorney
City Hall
50 W. 13(th) Street
Dubuque, IA 52001

To DJ:Attn.	Natalle Schramm
Diamond Jo, LLC
400 E. 3(rd) Street
Dubuque, IA 52001

With copies to:	Curtis E. Beason
Lane & Waterman LLP
220 N. Main St., Ste. 600
Davenport, IA 52801

Any party may, in substitution of the foregoing, designate a different address or addresses within the continental United States for purposes of this section by written notice delivered to the other party in the manner prescribed, at least ten (10) days in advance of the date on which such change of address is to be effective.

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(5)           This Agreement embodies the entire agreement between and among the parties and may be amended or supplemented only by an instrument in writing executed by the parties hereto.

(6)           This Agreement may not be assigned without the written consent of all the other parties hereto, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(7)           Time is of the essence in this Agreement and each and every provision contained herein.

(8)           In the event of a dispute arising between or among the parties hereto, each party shall be responsible for paying its own attorney’s fees and court costs, if any, incurred in connection with such dispute.

(9)           This Agreement shall be governed by the laws of the State of Iowa and shall be construed in accordance therewith and all of the rights and obligations hereunder shall be determined in accordance with the laws of the State of Iowa. All parties acknowledge that they have negotiated this Agreement in the City of Dubuque, Iowa and that the property at issue is located in the City of Dubuque, Iowa.

(10)         The parties hereto represent to each other that each has the full right, power and authority to enter into this Agreement and to fully perform its obligations. The persons executing this Agreement warrant and represent that each has the authority to execute in the capacity stated and to bind the parties herein.

(11)         No failure by any party hereto, at any time, to require the performance of any other party or any term of this Agreement, shall in any way affect the right of any party to enforce such terms, nor shall any waiver by any party of any term hereto be taken or held to be a waiver of any other provision of this Agreement. No waiver of ant term or provision of this Agreement shall be effective unless the same is in writing, signed by the parties hereto.

(12)         City and DJ shall promptly record a Memorandum of Agreement in the form attached hereto as Exhibit H in the office of the Recorder of Dubuque

County, Iowa.

CITY OF DUBUQUE, IOWA		By:	/s/ Jeanne F. Schneider, City Clerk
Jeanne F. Schneider, City Clerk
By:	/s/ Roy D. Buol, Mayor
Roy D. Buol, Mayor

DIAMOND JO, LLC

By:

EXHIBIT LIST

Exhibit A	DJ Real Estate Legal Description

Exhibit B	Public Parking Facility Real Estate Legal Description

Exhibit C	Conceptual Description of Public Parking Facility

Exhibit D	Minimum Assessment Agreement

Exhibit E	Port of Dubuque Adams Development, L.L.C. and The Durrant Group, L.L.C Proposal Exhibit F Guaranty

Exhibit G	Lease Agreement Between the City of Dubuque, Iowa and DJ Gaming Company, LLC,

Exhibit H	Memorandum of Agreement

Exhibit I	Public Parking Facility Concept

Exhibit J	Maintenance Services Agreement

Exhibit K	Operating Costs

Exhibit L	Par. 12 of the Development Agreement Between the City of Dubuque and The McGraw-Hill Companies, Inc.

Exhibit M	Escrow Agreement

Exhibit A

DJ Real Estate Legal Description

Lot 1 of Adams Company’s 1(st) Addition, Lot 3 of Adam’s Company 2(nd)
Addition, and Lots 1 2, 3, and 4 of Adams Company 3(rd) Addition, in Dubuque
County, Iowa.

Exhibit B

Public Parking Facility Real Estate Legal Description

Part of Lots 1 and 2 of Adams Company’s 2(nd) Addition, in the City of
Dubuque, Iowa

Exhibit C

Conceptual Description of Public Parking Facility

Exhibit D

Minimum Assessment Agreement

Prepared by Barry A. Lindhl, Esq. 300 Main Street Suite 330 Dubuque IA 52001 563.583.4113 Return to Barry A. Lindhl, Esq. 300 Main Street Suite 330 Dubuque IA 52001 563.583.4113

MINIMUM ASSESSMENT AGREEMENT

CITY OF DUBUQUE, IOWA

City of Dubuque, Iowa

THIS AGREEMENT, dated for reference purposes the _____ day of  _______________, 2007, by and among the City of Dubuque, Iowa (City), Diamond  Jo, LLC (DJ), and the City Assessor of the City of Dubuque (Assessor).

WHEREAS, on or before the date hereof City and DJ have entered into the  Dubuque Port of Dubuque Public Parking Facility Development Agreement (the  Agreement) regarding certain real property (the DJ Development Real Estate)  described in Exhibit A attached hereto, located within the City of Dubuque; and

WHEREAS, it I s contemplated that DJ will undertake the development of an  area (the DJ Development) within the Port of Dubuque by the construction of a  new casino facility on the DJ Development Real Estate as provided in the  Agreement; and

WHEREAS, pursuant to Section 403.06 of the Iowa Code, as amended, City and  DJ desire to establish a minimum market value for the DJ Development and the DJ  Development Real Estate, which shall be effective upon substantial completion  and from then until this Agreement is terminated pursuant to the terms herein  and which is intended to reflect the minimum market value of the DJ Development  and the DJ Development Real Estate; and

WHEREAS, City and Assessor have reviewed the preliminary plans and the  specifications for the DJ Development and the DJ Development Real Estate which  it is contemplated will be erected.

NOW, THEREFORE, the parties to this Agreement, in consideration of the  promises, covenants and agreements made by each other, do hereby agree as  follows:

1)  Upon substantial completion of construction by DJ of the DJ Development  and the DJ Development Real Estate, the minimum market value which shall be  fixed for assessment purposes for the DJ Development and the DJ Development Real  Estate Property described in Exhibit A attached hereto, together with the  Minimum Improvements to be constructed thereon by Developer shall be not less  than _______________ dollars ($___________), until termination of this  Agreement. The parties hereto expect that the construction of the DJ Development  will be substantially completed on or before the ___ day of _______, 20__.

2)  The minimum market value herein established shall be of no further force  and effect and this Agreement shall terminate on the ___ day of _______, 20__,  the final date of the City’s obligation to pay interest or principal with  respect to the indebtedness incurred in support of the project. In the event  said indebtedness had not been fully paid as to principal and interest as of  _______, 20__, this Agreement shall continue in effect for such additional time  as shall be required therefore, but not later than _______, 20__.

3)  This Agreement shall be promptly recorded by City and DJ prior to the  recording of any mortgage on the DJ Development Real Estate. DJ shall pay all  costs of recording.

4)  Neither the preambles nor provisions of this Agreement are intended to,  nor shall be construed as, modifying the terms of the Dubuque Port of Dubuque  Public Parking Facility Development Agreement between City and DJ.

5)  This Agreement shall inure to the benefit of and be binding upon the  successors and assigns of the parties.

THE CITY OF DUBUQUE, IOWA

BY:	/s/ Roy D. Buol, Mayor
Roy D. Buol, Mayor

ATTEST

BY:	/s/ Jeanne F. Schneider, City Clerk
Jeanne F. Schneider, City clerk

DIAMOND JO, LLC

BY:	/s/ M. Brent Stevens
Its

The undersigned assessor, being legally responsible for the assessment of the above described property upon completion of the improvements to be made on it, certifies that the actual value assigned to that land and improvements upon completion shall not be less than $__________.

Richard Engelken, City Assessor

Exhibit E

Port of Dubuque Adams Development, L.L.C.
and
The Durrant Group, L.L.C. Proposal

[Separate document not inserted here]

Exhibit F

Prepared by Barry A. Lindahl, Esq. 300 Main Street Suite 330 Dubuque IA 52001 563.583.4113 Return to Barry A. Lindahl, Esq. 300 Main Street Suite 330 Dubuque IA 52001 563.583.4113

GUARANTY

THIS GUARANTY is given this ______ day of ______. 2007, by Peninsula Gaming, LLC (hereinafter referred to as “Guarantor”).

WITNESSETH:

WHEREAS, Guarantor owns all of the issued and outstanding membership interests of Diamond Jo, LLC (“DJ”);

WHEREAS, DJ has entered into the Port of Dubuque Public Parking Facility Development Agreement (the “Development Agreement”) between the City of Dubuque, Iowa (“City”) and DJ;  WHEREAS, as part of the Development Agreement, DJ is agreeing to a minimum assessment agreement on the DJ Real Estate, including the DJ Development (as those terms are defined in the Development Agreement) and has agreed to pay all property taxes assessed against the DJ Real Estate; and

WHEREAS, pursuant to section 1.4 of the Development Agreement and in consideration for the City entering into the Development Agreement, Guarantor is required to guaranty the payment of all property taxes assessed against the DJ Real Estate.

NOW, THEREFORE, the Guarantor hereby agrees as follows:

SECTION 1. REPRESENTATIONS AND WARRANTIES OF GUARANTOR. Guarantor hereby represents and warrants that:

1.1. It is not in violation of any provisions of the laws of the States of Iowa or any other State in which it currently conducts business.

1.2. It has the power and authority to execute, deliver and perform this Guaranty and enter into and carry out the transactions contemplated herein which are not in contravention of, and do not and will not constitute a default under or conflict with or violate any indenture, mortgage, deed of trust, guaranty, lease, agreement or other instrument to which the Guarantor or DJ are a party or by which they or their property is bound or any law, administrative regulation, court order or consent decree.

1.3. This Guaranty has been duly authorized, executed and delivered by the Guarantor and all steps necessary have been taken to constitute this Guaranty, when duly executed and delivered, a legal, valid and binding obligation of the Guarantor.

1.4. This Guaranty is made in furtherance of the purposes of the Guarantor and that the assumption by the Guarantor of the obligations of DJ hereunder will result in direct financial benefits to the Guarantor.

SECTION 2. COVENANTS AND AGREEMENTS.

2.1. Unconditional Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to the City the prompt and complete payment of all real property taxes and assessments payable by DJ in accordance with the terms of Section 1.8 of the Development Agreement and the Minimum Assessment Agreement as and when said payments are therein required to be made.

2.2. Guaranty to Remain in Force Until Bonds are Paid. The obligations of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable and shall remain in full force and effect until the Bonds described in Section 2.3 of the Development Agreement are paid in full, and such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or the consent of, Guarantor:

(a)  the compromise, settlement, release or termination of any or all of  the obligations, covenants or agreements of City under the Development  Agreement;

(b)  the failure to give notice to Guarantor of the occurrence of an event  of default under the terms and provisions of this Guaranty or the  Development Agreement;

(c)  the waiver of the payment, performance or observance by City or  Guarantor of any of the obligations, covenants or agreements of them  contained in the Development Agreement or this Guaranty;

(d)  the extension of the time for performance of any obligation, covenant  or agreement under or arising out of the Development Agreement or this  Guaranty or the extension or the renewal of either thereof;

(e)  the modification or amendment (whether material or otherwise) of any  obligation, covenant or agreement set forth in the Development Agreement;

(f)  the taking or the omission of any of the actions referred to in the  Development Agreement and any actions under this Guaranty;

(g)  any failure, omission, delay or lack on the part of City to enforce,  assert or exercise any right, power or remedy conferred on the City in this  Guaranty or the Development Agreement, or any other act or acts on the part  of City;

(h)  the voluntary or involuntary liquidation, dissolution, sale or other  disposition of all or substantially all the assets, marshaling of assets  and liabilities, receivership, insolvency, bankruptcy, assignment for the  benefit of creditors, reorganization, arrangement, composition with  creditors or readjustment of, or other similar proceedings affecting DJ or City or any of the assets of them, or any  allegation or contest of the validity of the Development Agreement in any  such proceeding;

(i)  to the extent permitted by law, the release or discharge of Guarantor from the performance or observation of any obligation, covenant or  agreement contained in this Guaranty by operation of law;

(j)  any merger or consolidation involving the Guarantor or the transfer by  the Guarantor of all or substantially all of its assets;

(k)  the default or failure of Guarantor fully to perform any of his  obligations set forth in this Guaranty, provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this paragraph that the obligation of Guarantor shall be absolute, unconditional and irrevocable to the extent herein specified and shall not be discharged, impaired and varied until the Bonds described in the Development Agreement are paid in full. Without limiting any of the other terms or provisions hereof, it is understood hereunder, there shall be no obligation on the part of the City to resort in any manner to any other person, firm or corporation, their properties or estates.

2.3. Liability Not Affected by Bankruptcy. Without limiting the foregoing, it is specifically understood that any modification, limitation, or discharge of the liability of DJ under the Development Agreement or of the liability of the Guarantor hereunder arising out of or by virtue of any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under Federal or State law hereafter initiated by or against the Guarantor or DJ shall not affect, modify, limit, or discharge the liability of the Guarantor hereunder in any manner whatsoever and this Guaranty shall remain and continue in full force and effect and shall be enforceable against the Guarantor to the same extent and with the same force and effect as if any such proceedings had not been instituted; and it is the intent and purpose of this Guaranty and the Guarantor shall and does hereby waive all rights and benefits which might accrue to it by reason of any such proceeding and the Guarantor agrees that it shall be liable to the City as provided herein, irrespective and without regard to any modification, limitation, or discharge of the liability of the Guarantor that may result from any such proceeding

2.4. Right to Proceed Against Guarantor. In the event of a default under Section 3.3(1) of the Development Agreement, the City, in its sole discretion, shall have the right to proceed first and directly against Guarantor under this Guaranty without proceeding against or exhausting any other remedies which it may have under the Development Agreement or otherwise and without resorting to any other security held by the City.

2.5. Waiver of Notice and Reliance on Guaranty. Guarantor expressly waives notice from the City of its acceptance and reliance on this Guaranty. Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees, which may be incurred in enforcing or attempting to enforce this Guaranty following any default on the part of Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

SECTION 3. MISCELLANEOUS.

3.1. This Guaranty shall be construed in accordance with and governed by the laws of the State of Iowa.

3.2. This Guaranty is entered into pursuant to the Section 1.4 of the Development Agreement. Capitalized terms not otherwise defined herein shall have the meanings provided in the Development Agreement.

3.3. In the event of a default by DJ under its obligation to pay property taxes under the Development Agreement for which the Guarantor has provided this Guaranty, the Guarantor expressly reserves and shall be entitled to all defenses, claims and other rights of DJ against the City or any other party.

3.4. Nonexclusive Remedy; Notice; Waiver; Amendment. No remedy herein conferred upon or reserved to the City is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof; but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the City to exercise any remedy reserved to it in this Guaranty, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this Guaranty should be breached by Guarantor and thereafter duly waived by the City, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the City.

3.5. Entire Agreement. This Guaranty constitutes the entire agreement and supersedes all prior agreements between the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

3.6. Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or Sections in this Guaranty shall not affect the validity or enforceability of the remaining portions of this Guaranty, or any part thereof.

3.7. Release. Following the final payment of the Bonds, this Guaranty shall by its terms terminate and, upon request by Guarantor, the City shall release Guarantor from the provisions of this Guaranty in writing.

 IN WITNESS WHEREOF, the Guarantor has executed this Guaranty on the day and year first above written.

GUARANTOR:

PENINSULA GAMING, LLC

By:

STATE OF IOWA	)
) SS
COUNTY OF DUBUQUE	)

On this ________ day of ____________, 2007, before me the undersigned, a Notary Public in and for said County, in said State, personally appeared _________________, to me personally known, who, being by me duly sworn, did say that said person is the Guarantor, that the instrument was signed on behalf of the Guarantor, and that he acknowledged the execution of the instrument to be the voluntary act and deed of the Guarantor, by it and by voluntarily executed.
Notary Public in and for said County and State

Notary Public in and for said County and State

Exhibit G

Lease Agreement
Between
the City of Dubuque, Iowa
and
Peninsula Gaming Company, LLC,

LEASE AGREEMENT
BETWEEN
THE CITY OF DUBUQUE, IOWA
AND
PENINSULA GAMING COMPANY, L.L.C.

THIS LEASE AGREEMENT, executed in duplicate, made and entered into this 1st day of June, 2005 by and between THE CITY OF DUBUQUE, IOWA (hereinafter called the “Landlord”) whose address for the purpose of this Lease Agreement is City Hall, 50 West 13th Street, Dubuque, Iowa 52001 and PENINSULA GAMING COMPANY, L.L.C. (hereinafter called the “Tenant”) whose address for the purpose of this Lease Agreement is 3rd Street, Ice Harbor, Dubuque, Iowa 52001.

 1. PREMISES AND TERM. The Landlord, in consideration of the rents herein reserved and of the agreements and conditions herein contained, on the part of the Tenant to be kept and performed, leases unto the Tenant and Tenant hereby rents and leases from Landlord, according to the terms and provisions herein, the following described real estate, situated in Dubuque County, Iowa, to wit:

The patio area (Parcel B) as shown on Exhibit A attached hereto  (but specifically excluding the hydraulic lift located on Lot B)  and by this reference made a part hereof (the Leased Premises),  legally described as a part of Lot 6 of Ice Harbor Development, according to the recorded plat thereof, with the improvements thereon and all rights, easements and appurtenances thereto belonging, for a term commencing at midnight of the day previous to the first day of the lease term, which shall be on the 1st day of June, 2005, and ending at midnight on the last day of the lease term, which shall be on the 31st day of December, 2018, upon the condition that the Tenant pays rent therefore, and otherwise performs as in this Lease Agreement provides.

The Landlord reserves unto itself a non-exclusive, perpetual Public Access Easement, to run with the land, as shown on Exhibit A, for itself and for public pedestrian access, said access to remain open, clear and unobstructed at all times except as may be otherwise agreed to in writing by the Landlord.

Tenant agrees that its rights under the Revised Ice Harbor Parking Agreement for Ice Harbor Urban Renewal District are terminated upon execution of this Agreement. Landlord hereby grants to Tenant, its management employees and patrons during the term of this Agreement the non-exclusive privilege to park in Parking Lots 1 and 2 shown on Exhibit A at no additional charge (other than the rent herein) to Tenant, its management employees or patrons. Tenant agrees that Tenant will require that all of its employees shall park only in parking lots owned by Tenant or in a city-owned parking garage.

Landlord hereby grants to Tenant permission, subject to such other permission as may be required by any other governmental entity, to construct a two-story (not to exceed the height of the existing portside facility) barge (as defined by Iowa Code Chapter 99F (2005)) to extend not more than the maximum permitted by the United States Coast Guard and/or the United States Army Corps of Engineers but in no event more than 150 feet from Tenant’s current dock facility into the Ice Harbor. Landlord agrees to cooperate with and support Tenant’s application to other governmental entities for any required permission for such barge. In the event Tenant constructs such barge, the area upon which such barge is located shall become a part of the Leased Premises.

2. RENTAL AND COMPENSATION FOR PARKING PRIVILEGES IN LOTS 1 AND 2. Tenant agrees to pay to Landlord as rental and compensation for the non-exclusive parking privileges for Lots 1 and 2 for said term, as follows:

(a)                                  Rental. $25,000.00 per year in advance, upon full execution of this Lease Agreement and $25,000.00 on the first day of June of each year thereafter, adjusted as follows:

First Year of Lease Term (2005-2006):		$25,000.00

Second Year of Lease Term (2006-2007):		$25,000.00

Third Year of Lease Term (2007-2008):		$25,000.00

Fourth Year of Lease Term (2008-2009):		$25,000.00

Fifth Year of Lease Term (2009-2010):		$25,000.00

Sixth Year of Lease Term (2010-2011):

$25,000.00 x	COL Index June 1, 2010
	COL Index June 1, 2009

Seventh Year of Lease Term (2011-2012):

$25,000.00 x	COL Index June 1, 2011
	COL Index June 1, 2009

Eighth Year of Lease Term (2012-2013):

$25,000.00 x	COL Index June 1, 2012
	COL Index June 1, 2009

Ninth Year of Lease Term (2013-2014):

$25,000.00 x	COL Index June 1, 2013
COL Index June 1, 2009

Tenth Year of Lease Term (2014-2015):

$25,000.00 x	COL Index June 1, 2014
COL Index June 1, 2009

Eleventh Year of Lease Term (2015-2016):

$25,000.00 x	COL Index June 1, 2015
COL Index June 1, 2009

Twelfth Year of Lease Term (2016-2017):

$25,000.00 x	COL Index June 1, 2016
COL Index June 1, 2009

Thirteenth Year of Lease Term (2017-2018):

$25,000.00 x	COL Index June 1, 2017
COL Index June 1, 2009

Fourteenth Year of Lease Term (June 1, 2018 - December 31, 2018):
$25,000.00 x	COL Index June 1, 2018(prorated)
COL Index June 1, 2009

COL Index means the Consumer Price Index for all items for all Urban Consumers-U.S. City Average, published by the U.S. Department of Labor, Bureau of Labor Statistics.

(b)                                 Parking $225,000.00 per year at the rate of $18,750.00 per month beginning on the 1st day of January 2009, and on the first day of each month thereafter, adjusted as follows:

First Year of Lease Term (2005-2006):	$0

Second Year of Lease Term (2006-2007):		$0
Third Year of Lease Term (2007-2008):		$0
Fourth Year of Lease Term (2008-2009):		$0
Fifth Year of Lease Term (2009-2010):		$225,000.00
Sixth Year of Lease Term (2010-2011):

$225,000.00 x	COL Index June 1, 2010
	COL Index June 1, 2009 (base year)

Subsequent years of the lease Term shall be adjusted by the COL Index in the same manner, using 2009 as the base year.

(c)  Parking.  In the event, however, that Tenant expands its facilities as provided in the Eleventh Amendment to the Operating Agreement between the Dubuque Racing Association and Tenant, dated the 31st day of May, 2005, Tenant’s payment to Landlord under this Par 2(b) shall be as follows:

$475,000.00 per year at the rate of $39,583.33 per month beginning on the 1st day of the operation of such new facilities, and on the first day of each month thereafter, adjusted by the COL Index in the manner provided in (a) and (b) using the year prior to the first year of the operation of the new facilities as the base year.

All sums shall be paid at the address of Landlord, as above designated, or at such other place in Iowa, or elsewhere, as the Landlord may, from time to time, designate in writing.

3. POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease Agreement, and shall yield possession to the Landlord at the time and date of the close of this lease term, except as herein otherwise expressly provided. Should Landlord be unable to give possession on said date, Tenant’s only damages shall be a rebating of the pro rata rental.

4. USE OF PREMISES.

It is contemplated between the parties that the Demised Premises shall be used by Lessee for concerts (primarily but not limited to Wednesday and Fridays), entertainment and food service to the customers of Lessee and other members of the public and that attendance at some of the events will require an admission fee or other charge and some will be without charge. Lessee shall have the right, at its option, during the term of this Lease, to use the improvements (as defined below) and the Demised Premises in any

Exhibit H
Memorandum of Agreement

MEMORANDUM OF DEVELOPMENT AGREEMENT

The PORT OF DUBUQUE PUBLIC PARKING FACILITY DEVELOPMENT AGREEMENT BETWEEN THE CITY OF DUBUQUE, IOWA AND DIAMOND JO, LLC (the Development Agreement) was made regarding the following described premises:

The Development Agreement is dated for reference purposes the        day of             , 20    , and contains covenants, conditions, and restrictions concerning the sale and use of said premises.

This Memorandum of Development Agreement is recorded for the purpose of constructive notice. In the event of any conflict between the provisions of this Memorandum and the Development Agreement itself, executed by the parties, the terms and provisions of the Development Agreement shall prevail. A complete counterpart of the Development Agreement, together with any amendments thereto, is in the possession of the City of Dubuque and may be examined at its offices as above provided.

Dated this        day of             , 20    .

CITY OF DUBUQUE, IOWA

By:
Roy D. Budl, Mayor

By:
Jeanne F. Schneider, City Clerk

STATE OF IOWA
: ss
DUBUQUE COUNTY

On this day of        day of             , 20    , before me, a Notary Public in and for the State of Iowa, in and for said county, personally appeared Roy D. Buol and Jeanne F. Schneider, to me personally known, who being by me duly sworn did say that they are the Mayor and City Clerk, respectively of the City of Dubuque, a Municipal Corporation, created and existing under the laws of tie State of Iowa, and that the seal affixed to said instrument is the seal of said Municipal Corporation and that said instrument was signed and sealed on behalf of said Municipal corporation by authority and resolution of its City Council and said Mayor and City Clerk acknowledged said instrument to be the free act and deed of said Municipal Corporation by it voluntarily executed.

Notary Public, State of Iowa

Exhibit I
Public Parking Facility Concept

Exhibit J
Maintenance Services Agreement

MAINTENANCE SERVICES AGREEMENT
BETWEEN
THE CITY OF DUBUQUE, IOWA
AND
DIAMOND JO, LLC

This Agreement is made this        day of              2007, between the City of Dubuque, Iowa (City), and Diamond Jo, LLC, (DJ).

Whereas, City and DJ have entered into the Port of Dubuque Public Parking Facility Development Agreement (the “Development Agreement”) dated                 , which in part provides for City to design, develop, finance, construct, own, and operate a parking ramp (the Public Parking Facility); and

Whereas, City will design, develop, finance, construct, own, and operate the multi-level Public Parking Facility; and

Whereas, DJ has agreed to pay the reasonable and necessary operating costs incurred by City for the operation, security, repair, and maintenance of the Public Parking Facility; and

Whereas, Paragraph 1.3(3) of the Development Agreement provides that following the opening of the Public Parking Facility, City will contract with DJ at a total cost of $1.00 per year, for the maintenance and security requirements of the Public Parking Facility and DJ agrees that City may in its sole discretion, with or without cause, terminate this Agreement and provide such reasonable and customary services with its own staff or contract with a third party for such services, all costs for which DJ shall reimburse City as provided in this Agreement and the Development Agreement; and that if City terminates the Agreement, City shall purchase from DJ any equipment at its depreciated value purchased by DJ for its maintenance and security requirements under the Agreement; and

Whereas, pursuant to the Development Agreement the DJ has requested to provide the maintenance and security requirements for the Public Parking Facility as further provided herein.

IT IS AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:

SECTION 1.  PURPOSE AND DESCRIPTION.  DJ hereby agrees to provide the maintenance and security for the Public Parking Facility according to the terms and provisions of this Agreement.

SECTION 2.  TERM OF AGREEMENT.  The term of this Agreement shall commence upon the opening of the Public Parking Facility and shall continue for a five (5) year period unless either party provides the other with notice of termination not less than one hundred eighty (180) days prior to the end of the then current term; provided that, the City may terminate this Agreement as its sole discretion, with or without cause or the occurrence of an event of default at any time on not less than thirty (30) days written notice to DJ.

SECTION 3.  COMPENSATION.  As compensation for the services performed hereunder, DJ shall be paid $1.00 per year.

SECTION 4.  MAINTENANCE AND OPERATION.

4.1. Maintenance.  DJ shall perform the following maintenance on the Public Parking Facility:

(1)  Regular and routine maintenance of the Public Parking Facility shall be performed, which shall include, but not be limited to, daily pickup of trash and debris, daily cleaning of lobbies on all floors, all stairs, landings, elevators, and restrooms, replacing of lamps and restroom supplies (lamps, disposable restroom supplies, general lawn care, maintenance, and replacement of landscaping, and cleaning supplies shall be furnished by DJ) and other routine care of the Public Parking Facility.

(2)  Necessary special maintenance operations as circumstances require shall be performed, including, but not limited to, removal of snow, ice and slush from entrances, exists, steps and sidewalks, general lawn care and maintenance of the landscaping. Snow and ice removal is to be completed by 8:00 a.m. each day and as soon as precipitation ends at other times of the day. The top parking level, including all exposed parking areas, is to be cleared after precipitation ends. All snow piles shall be removed from the Public Parking Facility within twenty-four (24) hours after snowfall ends.

(3)  Sweeping and cleaning of the Public Parking Facility on an as needed basis but not less than monthly.

(4)  All preventive maintenance described on the attached Exhibit A at the times indicated therein.

(5)  DJ shall purchase or lease all equipment necessary to provide the services herein.

4.2. Services.  DJ shall provide and perform the following services for the Public Parking Facility:

(1)  All necessary utilities shall be maintained at control levels as approved by City and shall be paid by the DJ.

(2)  Security services including, but not limited to as follows: (i) providing assistance to Public Parking Facility tenants with problems in entering and exiting the Public Parking Facility; (ii) monitoring and responding to all security equipment; (iii) maintaining an emergency plan covering emergencies occurring in the Public Parking Facility (iv) routine patroling of the Public Parking Facility by security personnel; (v) monitoring of security cameras (which shall also be monitored at the 911 Emergency Communications Center); and (vi) such other security measures as the City shall reasonably require.

(3)  Such other services as City may reasonably require from time to time that are necessary to maintain and operate the Public Parking Facility in a manner consistent with the standards of operation of other parking Public Parking Facility facilities in the City of Dubuque.

SECTION 5.  RIGHT TO INSPECT AND MAKE REPAIRS.

5.1.  City shall have the right any time to:

(1)  Inspect the Public Parking Facility.

(2)  Perform maintenance and make repairs and replacements in any case where DJ is obligated to do hereunder and where DJ has failed, after reasonable notice, to do so, in which even DJ shall reimburse City for the cost thereof, promptly upon demand.

(3)  Perform maintenance and make repairs and replacements in any case where City determines that it is necessary or desirable, to do so, in order to preserve the safety of the facilities or not correct any condition like to cause injury or damage to persons or property.

SECTION 6.  STANDARDS OF SERVICE.  It is the policy of City that the Public Parking Facility shall be operated in an efficient manner, giving the best possible service to the public. DJ agrees to cooperate at all times in support of this policy and to manage and operate the Public Parking Facility in accordance with the terms and conditions of this Agreement.

SECTION 7.  INSURANCE REQUIREMENTS

7.1.  DJ shall acquire and maintain at its own expense insurance as set forth in the attached Insurance Schedule as such schedule may from time to time be amended by City.

7.2.  Before assuming operation of the Public Parking Facility, DJ shall submit to City certificates of insurance required under this Section.

7.3.  City shall provide general liability insurance coverage for City, its officers and employees, and fire and casualty insurance coverage for the Public Parking Facility, which shall be included as operating costs paid by DJ.

SECTION 8.  PAYMENT OF EXPENSES.  All operating costs for the Public Parking Facility shall be paid by DJ as provided in Section 1.3 of the Development Agreement. Capital maintenance items shall be paid from the Sinking Fund described in Section 1.5 of the Development Agreement.

SECTION 9.  ASSIGNMENT.  DJ shall not, at any time, assign this Agreement or any part hereof, without the prior written consent of City.

SECTION 10.  GENERAL PROVISIONS.

10.1.  Compliance With Law.  DJ shall comply at all times during the terms of this Agreement, with all applicable ordinances and laws of the City of Dubuque, county, or state government or of the United States Government, and of any political division or subdivision or agency authority or commission thereof that may have jurisdiction to pass laws or ordinances with respect to the Public Parking Facility.

10.2.  Reservation Of Rights.  Any and all rights and privileges not granted to DJ by this Agreement are hereby reserved for and to City.

10.3.  Governing Law.  This Agreement and all disputes arising hereunder shall be governed by the laws of the State of Iowa.

10.4.  Nonwaiver Of Rights.  No waiver of default by either party of any of the terms, covenants, and conditions hereof to be performed, kept, and observed by the other party shall be construed as, or shall operate as, a waiver of any subsequent default of any of the terms, covenants, or conditions herein contained, to be performed, kept, and observed by the other party.

10.5.  Severability.  If one or more clauses, sections, or provisions of this Agreement, or the application thereof, shall be held to be unlawful, invalid, or unenforceable, the remainder and application hereof of such provision shall not be affected thereby, provided, however, that if any provisions herein allowing termination of this Agreement by City in its sole discretion shall be held to be unlawful, invalid, or unenforceable, then this entire Agreement shall be void.

10.6.  Paragraph Headings.  The paragraph headings contained herein are for convenience in reference and are not intended to define or limit the scope of any provision of this Agreement.

10.7.  Force Majeure.  Neither party will be liable for delays in performance cause by acts of God or government authority, strikes, or labor disputes, or other cause beyond the reasonable control of that party.

10.8.  Entire Agreement.  This Agreement, together with all the Development Agreement and exhibits attached hereto and thereto, constitute the entire Agreement between the parties hereto, and all other representations or statements heretofore made, verbal, or written, are merged herein, and this Agreement may be amended only in writing, and executed by duly authorized representatives of the parties hereto.

10.9.  Partnership Disclaimer.  It is mutually understood that nothing in this Agreement is intended or shall be construed as in any way creating or establishing the relationship of partners between the parties hereto.

10.10.  Agreement Construction.  Words and phrases herein shall be construed as in the singular or plural, number, and a masculine, feminine, or neuter gender, according to the context.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CITY OF DUBUQUE, IOWA		DIAMOND Jo, LLC

By:	/s/ Roy D. Buol	By:	/s/ M. Brent Stevens
	Its		Its

EXHIBIT A
MAINTENANCE SCHEDULE

EXHIBIT A
PREVENTATIVE MAINTENANCE REQUIREMENTS

INTRODUCTION

This plan is intended to assist those involved in establishing and funding an operating maintenance program for the Port of Dubuque ramp.

The maintenance program is divided into three categories:

Operational:

Most maintenance is provided by onsite daily employee(s). Some maintenance is provided by professionals, usually under a maintenance contract. This work maintains the routine operation of the facility.

Aesthetics:	Partially provided by onsite daily employee(s) and partially by an outside professional. This work addresses primarily the appearance of the facility.

Structural:	Initial observations provided by onsite daily employee(s) augmented by professional inspection and maintenance. This work addresses the long term structural integrity of the facility.

A chart establishing a maintenance schedule with required daily, weekly, monthly, quarterly, semi-annual, and annual maintenance tasks is provided.

PREVENTATIVE MAINTENANCE PROGRAM

Operational and aesthete maintenance is ongoing and must be planned for in the operational budget. With good operational maintenance, electrical, mechanical, and structural repairs should be required less often. Good preventative maintenance reduces major repairs and therefore should be planned for.

Operational maintenance must be in the daily routine of the onsite personnel. Poor operational maintenance can lead to costly repairs, can cause unsafe and unsightly conditions, and can even close the facility. Operational maintenance involves all building systems: cleaning floors, walls, windows, lobbies, etc., door and hardware operation, electrical and mechanical systems, parking control systems, plumbing and drainage systems, roofing and waterproofing, safety equipment, and ice or snow removal.

One of the most overlooked and least scheduled operations is cleaning. Proper cleaning not only keeps the facility aesthetically pleasing, it reduces future structural repairs. In the winter, chlorides, or salt, are brought into the facility from the snow on the streets and sidewalks. This chloride will produce future corrosion of embedded reinforcing and post tensioning steel. Simple floor washing minimizes the amount of chloride absorbed into the concrete, thus reducing future deterioration caused by the corrosion of the steel. Critical areas, such as flat areas, entrance ramps and drive aisles must be flushed regularly. Full sized power washing equipment works best and should be scheduled at least quarterly. Routine floor sweeping also reduces future damage by unblocking drains and allowing water to freely flow to the drains and evaporate as quickly as possible.

A solid plan for snow and ice removal is paramount. Improper application of deicing chemicals can cause extensive structural damage, damage to metal doors and frames, and even damage to the landscaping.

It is important to minimize the use of any de icing chemicals during the first two years of a structure until is has obtained its full durability, however, use of sand is prohibited. De icing products must be approved by the Parking System Supervisor.

Expansion Joints can be damaged by snow plows, shovels, and ice scraping tools. The snow plow operator must be familiar with the facility and must raise his plow at the exposed expansion joint. The plow should approach the joint at an angle rather than straight on. This will reduce the chance of catching the joint on the edge of the plow. It may be helpful to place a colored flag or wall marking adjacent to the joint for easy identification.

Snow and ice removal around drains is of utmost importance. Daily observation and cleaning should be scheduled as the ice and snow melt to prevent drain blockage.

Snow plowing must be carefully controlled on the top deck of the ramp. It is common for snow plow operators to pile the snow on one side or in one corner. Piled snow will overload the structure. A plowing pattern and a plan of removal must be developed to prevent overloading. This may include side chutes, an open area for dumping the snow over the side of the ramp, the use of an open bed truck for removal, or closing the top deck during heavy snow.

Operational maintenance and regularly professional preventative maintenance on electrical, elevator, mechanical and plumbing systems, parking control, and security systems will reduce unexpected breakdowns. Routine plans for proper oiling, greasing, belt replacement, etc. should be carried out in accordance with manufacturer’s recommendations. All equipment requiring professional preventative maintenance should be on contract for services. Before the onset of winter, water pipes, sprinklers, hosebibs, and drain lines must be either drained of water or their heating systems must be cheeked for good operation. Heat tapes, if used, must be checked regularly during continuous operation.

Aesthetic maintenance is necessary for an attractive, well maintained appearance. Some operational maintenance, such as regular sweeping and clearing also become aesthetic maintenance. Signs, graphics, and paint quality should be routinely examined for good appearance.

Choosing the correct paint for painted concrete surfaces is essential for long lasting paint and for the protection of the concrete. Water based latex paints should always be chosen to be applied to concrete. Latex paints remain breathable in service. Paints such as polymer paints are not breathable and will peal off when moisture evaporates out of the concrete. Oil based paints are somewhat breathable, however the natural alkalinity of concrete tends to deteriorate the paint more rapidly than latex paint. Metal surfaces should be painted with enamel paints or zinc-rich paints. Enamel paints are the best general purpose paints for metal surfaces while zinc-rich paints are best for high humidity areas or as a primer on exposed steel surfaces.

Good surface preparation including removal of dirt, Oil, grease, and surface contaminants must always be done before any paint is applied. For metal surfaces, existing rust should be scraped to clean metal and primed before final coating. All paints should be applied above 50 degrees. Paint should not be applied late in the day when conditions would allow condensation to occur at right, or when rain is expected.

Structural examination begins with routine observation by the onsite personnel and is augmented by a structural engineer if deterioration is noticed. Biennial examination by a structural engineer is recommended until the structure is approximately 10 to 15 years old. After that, annual examination is recommended due to the higher incidence of deterioration.

Onsite personnel should be made aware of how to recognize structural deterioration and should notify property management if any is observed. Property management personnel should know whom to contact if deterioration is observed.

Life expectant of materials must also be accounted for when considering long maintenance budgeting. The life expectancy of most of the equipment will be in order of 20 years, at which time equipment must be replaced; the life of roofing and plaza waterproof membranes will also be 20 years; the life of the traffic bearing membrane will be approximately 10 years; the life of window sealants will be approximately 20 years; the life of the building sealants, i.e. caulking, will be approximately 8 to 10 years; and the life of the concrete floor sealer is 5 years.

The following chart shows the frequency of performing the required maintenance. In the chart, “R” denotes the recommended frequency, “M” denotes the bare minimum frequency, “P” denotes a required professional inspection. For those tasks with “M” only, the minimum frequency is also the recommended frequency.

Maintenance task		Frequency	D	W
M Q S A N
Daily, Weekly, Monthly, Quarterly, Semiannually, Annually, Note number
OPERATIONAL
1.	Cleaning

	Sweeping local areas		R	M
	Complete ramp sweep down			R
M
	Sweep debris that collects in expansion joints		R	M
	Empty trash cans		R	M
	Clean restrooms		M
	Cashier booths - floors, fixtures		R	M
	walls, windows			R
M
	Elevators - floors, door tracks		R	M
	windows			R
M
	Stairs - floors, door tracks		R	M
	walls, windows			R
M

	Lobby		M
	Complete ramp floor wash down with power wash			R
M 1
	Parking control equipment - directional signage		R	M

Ponding Remove water 2
Ice and snow removal 2
2.	Doors and Hardware
	Doors close and mechanisms work properly		R	M
	Lubrication - adjustment		R	M

3.	Electrical System
	Check light fixtures, switches and operation		R	M
	Relamp light fixtures		2
	Distribution panels		R	P
	Fire control system, if applicable		R	M
P 3
	Emergency generator, if applicable		M

4.	Elevator

	Check for normal operation	R	M
	Check indicator panels and lights	R	M
	Preventative maintenance service	P	3

5.	Heating, Ventilation and Air Conditioning (HVAC)
	Check for proper operation	R	M
	Preventative maintenance service	M	P
M P 3
6.	Parking Control System
	Check for proper operation	R	M
	Preventative maintenance service	P	3

7.	Plumbing and drainage systems
Check for proper operation
	Sanitary facilities	R	M
	Irrigation, if applicable	R	M

	Floor drains	M
	Flush floor drain system every spring	M
	Sump pump	R	M
	Fire protection system, if applicable	M
	Drain water system far winter	M

8.	Roofing and Waterproofing
Check for leaks
	Roofing	R	M
	Joint sealant in floors	R	M
	Expansion Joints	R	M
	Windows, doors and walls	R	M
	Floor membrane areas	R	M
	Check for deterioration	R	M

9.	Safety Check
	Carbon monoxide monitor, if applicable	R	M
	Handrails and guardrails	R	M
	Exit lights	R	M
	Emergency lights	R	M
	Tripping hazards	R	M

10.	Security System
	Check for proper operation	N	P
3
AESTHETICS

1.	Signs and graphics
Check for proper operation
	In place	R	M
″
	Clean	R	M
	Legible	R	M
	Illuminated	R	M

2.	Painting
	Check for rust spots	R	M
	Doors and door frames	R	M
	Handrails and guardrails	R	M
	Pipe guards, exposed pipes and conduits	R	M
	Other metal	R	M
Check for appearance
	Striping	R	M
	Signs	R	M
	Walls	R	M
	Curbs	R	M
	Touch up paint	R	M
	Repaint	2

3.	Landscaping, sidewalks
	Remove trash	R	M
	Planted areas	M

STRUCTURAL EXAMINATION AND EVALUATION

	Concrete deterioration	R	M
P
	Concrete cracking	R	M
P
	Post tension anchors	P
	Water leakage and penetration	R	M
P
	Expansion Joints	R	M
P
	Guard rails and wires	R	M
P
	Stair tower structure	R	M
P
	Concrete membranes and coatings	R	M

Notes:

1.                                       Wash dawn with power washing equipment is recommended on a quarterly schedule. If performed less often, at a minimum, power washing should be performed in the spring. The work may be performed by the onsite employee if trained in equipment operation. Otherwise, professional cleaners may be required.

2.                                       Perform as needed

3.                                       This equipment should be under a service contract for regular preventative maintenance and emergency service. The equipment manufacturer’s recommendations for inspection and preventative maintenance should be followed.

INSURANCE SCHEDULE

Exhibit K

 Operating Expenses for the Public Parking Facility include the Following:

•              Staffing (Maint./Cleaning/Secuirty/Customer Service)

•              Utilites (Phone, electric, water, etc.)

•              Insurance

•              Property

•              General Liability

•              Snow/Ice Removal

•              Maintenance Contracts

•              Property Maintenance (General damage repair, painting, etc.)

•              Supplies (Replacement lights, cleaning supplies, bathroom supplies, etc.)

•              Striping and other painting

•              Landscaping

•                                          Administrative overhead, which shall be limited to $10,000 per year for any year that DJ has the Maintenance Services Agreement with City for the Public Parking Facility or $21,610 per year for all years that DJ does not have such Maintenance Services Agreement. Such amounts shall be adjusted annually by the increase, if any, from the previous year in the Consumer Price Index for all items for All Urban Consumers-U.S. City Average, published by the U.S. Department of Labor, Bureau of Labor Statistics.

•              Security.

Exhibit L

Par. 12 of the Development Agreement Between the City of Dubuque and The McGraw-Hill Companies, Inc.

SECTION 12. PARKING. City owns the real estate (the Parking Property) which adjoins the Property shown on Exhibit B and is intended for use for parking purposes. In connection therewith, the parties agree as follows: 12.1. Construction of Improvements by McGraw-Hill. Within the timeframes set forth in Section 10.3, McGraw-Hill shall, at its sole expense, complete the grading, paving, landscaping including Islands, and lighting the Parking Property according to plans and specifications approved by City and consistent with City standards including the Port of Dubuque Design Standards. The Parking Property shall be divided into Lot A and Lot B as set out on Exhibit B. McGraw-Hill shall be responsible for obtaining of all necessary permits, and shall be responsible for and pay for the cost of drainage and storm water improvements required by City standards and state and federal law for the development of the Parking Property. City shall pay only those costs pre-approved by City for transportation and disposal of fill required to be removed from the Parking

Property as a result of construction by McGraw-Hill of the Improvements contemplated by this Section 12. McGraw-Hill shall use all reasonable efforts in its design and improvement of the Parking Property to limit the need to remove fill from the Parking Property. The City shall be provided with prompt notice of the believed need to remove fill from the Parking Property so as to allow City to make arrangements for sampling and analysis of such fill, and McGraw-Hill shall allow such activities by City. City shall not be responsible for transportation and disposal of fill placed on the Parking Property by McGraw-Hill, its employees, agents or contractors.

12.2. Construction of Improvements by City. City shall install gates and controls and underground services to those gates and controls to control access to Lot B, so as to permit the types of uses set out below in this Section 12.4. The Installation of gates and controls and underground services to the gates and control shall be substantially completed by eighteen (18) months after the Closing Date. City shall have the right to install, at City’s expense and during the construction of the Parking Let by McGraw-Hill or at such later data as City determines, additional electrical service, water, staging, and be downs. 12.3. Maintenance of Parking Property. Maintenance, repair and replacement of the Parking Property shall be the sole responsibility and expanse of City, including but not limited to:

Snow removal on Parking Property and adjacent sidewalks completed by 7:00 a.m. and 3:00 p.m. each day;

Salting of Parking Property and adjacent sidewalks completed by 7:00 a.m. and 3:00 p.m. each day;

Maintenance of the lawn sprinkler system;

Replacing bushes, trees, etc., as needed;

Lighting maintenance;

Parking lot spring clean-up; and

Monthly parking lot sweeping during non-winter months.

12.4.Use of Parking Lots.

(1)             Lot A shall consist of non-assigned spaces for McGraw-Hill’s employees at no cost to such employees for parking between the hours of 6:00 a.m. and

5:00 p.m. or such later time for a specific day as the City Manager may upon written request of McGraw-Hill agree, Monday through Sunday, fifty-two weeks per year. Subject to Section 12.4(3), City shall have the right to allow parking in Lot A by the public during such hours and at any other time. Notwithstanding the foregoing, McGraw-Hill employees who have already parked in Lot A prior to 5:00 p.m. may remain parked in Lot A until their workday is completed except on a day that City has notified McGraw-Hill in writing seven days in advance that employees may not remain In Lot A after 5:00 p.m. on that day.

(2)  Lot B shall consist of non-assigned spaces for McGraw-Hill’s employees at no cost to, such employees for parking between the hours of 6:00 a.m. and 5:00 p.m. or such later time for a specific day as the City Manager may upon written request of McGraw-Hill agree, Monday through Friday, fifty-two weeks per year, except holidays. Subject to Section 12.4(3); City shall have the right to allow parking in Lot B by the public during such hours and at any other time and to use Lot B at any other time for such purposes as City determines appropriate. Notwithstanding the foregoing, McGraw-Hill employee who have already parked in Lot B prior to 5:00 p.m. may remain parked in Lot B until their workday is completed except on a day that City has notified McGraw-Hill in writing seven days in advance that employees may not remain in Lot B after 5:00 p.m. on that day.

(3)  It is the intent of the parties under Sections 12.4(1), and (2) that all McGraw-Hill employees will he guaranteed a parking space, but not to exceed the 513 spaces shown on the attached Site Plan, in Lot A or Lot B between the hours of 6:00 a.m. and 5:00 p.m. Monday through Friday, fifty-two weeks per year, except holidays, and public parking will be limited by City to effectuate such guaranteed parking. In order to assure that City makes sufficient parking spaces available to McGraw-Hill for its employees and to efficiently manage the lot, McGraw-Hill will notify City upon its initial occupancy of the office building of the average number of employees for the month who will work at the office building between the hours of 6:00 a.m. and 5:00 p.m. Monday through Friday and thereafter whenever there is any increase or decrease in the average monthly number of such employees.

(4)  For purposes of this paragraph, holidays shall mean New Years Day, Memorial Day, 4th of July, Labor Day, Thanksgiving and Christmas Day, and the following Monday when any of the foregoing named legal holidays fall on a Sunday.

12.5. Parking Facility. If City constructs a parking structure in the Port of Dubuque north of Third Street, upon completion of the parking structure, all rights of McGraw-Hill and its employees as provided In Par. 12.4(2) shall transfer to the parking structure and such parking rights shall be exclusive to the parking structure. Such structure shall be constructed within 1,200 feet of the Property.

Exhibit M

Escrow Agreement

ESCROW AGREEMENT

BETWEEN

THE CITY OF DUBUQUE, IOWA

AND

DIAMOND JO, LLC

                This Escrow Agreement, dated               , 2007 (Escrow Agreement) is entered into between Diamond Jo, LLC (DJ) and the City of Dubuque, Iowa (City).

                WHEREAS, DJ and City entered into the Port of Dubuque Public Parking Facility Development Agreement dated even date herewith (the Development Agreement) whereby DJ agreed to deposit funds with City to be held in escrow and to be disbursed as provided in the Development Agreement.

                NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEPOSIT OF ESCROW FUNDS. As provided in Section 1.2 the Development Agreement, prior to and as a condition of award by City of the contract for the construction of the Parking Facility (as that term is defined in the Development Agreement), DJ will deliver to City the sum of Six Million Three Hundred Fifty Thousand Dollars ($6,350,000) less such amounts that have already been paid by DJ to City for the design and construction of the Parking Facility (Escrow Funds) to be held by City in accordance with the terms hereof. Subject to and in accordance with the terms and conditions hereof, City agrees that it shall receive, hold in escrow, invest and reinvest and release or distribute the Escrow Funds. It is hereby expressly stipulated and agreed that all interest, dividends and other earnings on the Escrow Funds shall become a part of the Escrow Funds, and shall be held by City and disbursed as provided in the Development Agreement.

SECTION 2. INVESTMENT OF ESCROW FUNDS. City shall deposit the Escrow Funds received under this Escrow Agreement, including principal and interest, in a money market fund account at Dubuque Bank & Trust Company, Dubuque, Iowa, and shall not move or transfer the Escrow Funds except as provided herein or unless otherwise agreed upon in writing by DJ. The parties agree that, for tax reporting purposes, all interest or other taxable income earned on the Escrow Funds in any tax year shall be taxable to DJ.

SECTION 3. DISBURSEMENT OR WITHDRAWAL OF ESCROW FUNDS.

3.1. City is hereby authorized to make disbursements or withdrawals of the Escrow Funds as follows:

                (a)  In compliance with the terms and provisions of the Development Agreement; or

                (b)  According to written instructions signed by both City and DJ.

3.2. A copy of each withdrawal, including reasonable documentation thereof, shall be delivered to DJ at the time of withdrawal, but DJ’s consent shall not be required to any such withdrawal that is in compliance with the Development Agreement.

SECTION 4. NOTICES. All notices, requests, demands, and other communications under this Escrow Agreement shall be in writing and mailed or delivered to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party at the address provided in the Development Agreement or, to such other address as a party shall designate by written notice to ail other parties to the Escrow Agreement.

SECTION 5. TERMINATION OF ESCROW. This Escrow Agreement shall terminate upon the disbursement, in accordance with the terms hereof, of the Escrow Funds in full.

SECTION 6. GOVERNING LAW; JURISDICTION. This Escrow Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Iowa, without giving effect to the principles of conflict of laws thereof.

SECTION 7. AMENDMENTS; WAIVERS. This Escrow Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any conditions, or of the breach of any provision, term, covenant, representation, or warranty contained in this Escrow Agreement, In any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Escrow Agreement.

SECTION 8. COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

SECTION 9. ENTIRE AGREEMENT. This Escrow Agreement and the Development Agreement contain the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

SECTION 10. SECTION HEADINGS. The section headings in this Escrow Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Escrow Agreement.

SECTION 11. SECTION 11. SEVERABILITY. In the event that any part of this Escrow Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Escrow Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.

DIAMOND JO, LLC	CITY OF DUBUQUE, IOWA

By:	By:

Roy D. Buol, Mayor

Its:	Attest:
Jeanne F, Schneider,
City Clerk